Consent of Independent Petroleum Engineers


The undersigned firm of Independent Petroleum Engineers, of Calgary, Alberta, Canada, knows that it is named as having prepared an evaluation of the interests of Canada Southern Petroleum Ltd., prepared for filings with the SEC on Form 10-K 1997, dated March 25, 1998, and hereby gives its consent to the use of its name and to the use of the said estimates.



                                             Paddock Lindstrom & Associates Ltd.



                                             /s/ L. K. Lindstrom
                                             L. K. Lindstrom, P. Eng.
                                             President